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Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Our Ownership Interest
Majority-Owned Subsidiaries:
SemiLEDs Optoelectronics Co., Ltd.	Taiwan	100%
Helios Crew Corporation	Delaware	100%
Silicon Base Development, Inc.	Taiwan	100%
SemiLEDs International Corporation Ltd.	Hong Kong	100%
Ning Xiang Technology Co., Ltd.	Taiwan	51%
Xuhe Guangdian Co., Ltd.	China	100%
Unconsolidated Joint Venture Entities:
SILQ (Malaysia) Sdn. Bhd.	Malaysia	50%
Xurui Guangdian Co. Ltd.	China	49%
SS Optoelectronics Co., Ltd. (inactive)	Taiwan	49%

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  Exhibit 21.1
List of Subsidiaries